Exhibit 99.1
Trust Stamp Reports Financial Results for the quarter and period ended June 30, 2023 and Provides Business Update
August 14, 2023: Trust Stamp (Nasdaq: IDAI), the Privacy-First Identity Company ™ providing AI-powered trust and identity services used globally across multiple sectors, announced financial results and provided a business update for the quarter and period ended June 30, 2023 (“Q2 2023”).
Trust Stamp Chief Executive Officer Gareth N. Genner commented: “I am very pleased to report the progress made during this quarter and year to date. Our team has executed effectively across all of our objectives including raising equity capital to strengthen our balance sheet, achieving impressive growth in our customer base, expanding our intellectual property portfolio, and the recruitment of accomplished sales leadership for our SaaS rollout; all while substantially cutting our operating costs and thereby reducing both net and operating losses.”
“Looking at the US banking and financial services market, which is our primary client base, there is a continued shift towards digital channels with more financial institutions embracing next-generation, cloud-native technologies and increasing competition for deposits. In parallel to that shift there is a greater focus upon data protection and privacy; important considerations that are core to our technology. We see those trends, together with the additional fraud risks that will be associated with implementing the Federal Reserve’s new FedNow service as creating particularly fertile ground for our technology across a broad range of financial and other institutions.”
“As we refocus on SaaS sales and deliveries through our Orchestration Layer platform, we continue to carefully manage expenses and have reduced selling, general, and administrative expenses by $1.85 million, or 32.49%, for YTD 2023, compared to YTD 2022. Not all of our cost rationalizations fully impacted the first two quarters, and we are continuing to implement efficiencies during fiscal 2023 resulting in additional savings that we will primarily redirect to building the Orchestration Layer sales team. We have also significantly strengthened our balance sheet by raising $7.47 million in equity capital during Q2 2023.”
“Additional financial institutions integrated with the Orchestration Layer via our channel partnership, bringing the total through that channel as at the date of our 10-Q filing to 29 financial institutions, including the U.S. arm of a global institution with over 1,500 branches and assets in excess of $1.5 Trillion. This represents a 283% increase in our financial institution customer base in the first six months of 2023. We are delighted by this level of engagement, and based upon projections from our channel partner, we have increased our internal target to a total of 45-50 financial institutions onboarded by year-end. As we have previously indicated, we are forecasting nominal revenue from these new customers in 2023 as the financial institutions integrate and roll-out both internally and with their end-users and we anticipate significant monthly recurring revenue starting in 2024. In addition to the 29 customers enrolled through the channel partnership, an existing S&P500 bank customer has also integrated with the platform and our first Orchestration Layer user (obtained through a direct sale) is already in full production and generating monthly recurring revenue with gross margins in excess of 82%."
“We have previously signaled our commitment to investing in the creation of a direct sales force for our Orchestration Layer platform and we have directed the expense savings that we have achieved to that end. We onboarded two sales leaders in Q2, have an additional two sales executives and additional support staff contracted to start in Q3 and intend to continue growing the Orchestration Layer sales force throughout 2023 and 2024. Each of these executives comes to us with substantial experience in the identity industry, a track record of personally generating sales, and in most cases, building and managing sales teams. Our projections show a very substantial ROI from each sales executive onboarded. The speed of growth in the sales team is primarily constrained by cash management as we are budgeting a nine to twelve month carry period for the salaries and support costs of each executive before those ongoing costs are covered by banked revenue from their sales. We have already seen a meaningful increase in our sales pipeline from the two sales leaders onboarded and we anticipate contracted revenue in 2023 with significant banked revenue in 2024.”
Mr. Genner went on to comment: “We have invested heavily in research and development and that investment has resulted in a strong and cutting-edge patent portfolio and built-technology stack. Although sales and marketing are becoming a larger percentage of our expenditure, we are continuing with targeted research and development where we believe it to be timely. One example is our ongoing work with large language models which can, we believe, substantially improve the quality of, and interaction with, biometric services provided that their role is expressly to improve the user experience and facilitate transparent and auditable deterministic decision making. We anticipate completing our first proof of concept using a large language model in Q3 together with releasing a vision paper explaining our next iterations on that technology.

We now have 16 patents issued, and an additional 15 patents pending including two patents approved but not yet issued, and we believe that our patent portfolio is a significant asset”

Financial Performance Overview
Revenue
Revenue decreased by $247 thousand or 34.94%, for Q2 2023 compared to Q2 2022. The majority of the decrease relates to the September 23, 2021 U.S. Immigration and Customs Enforcement contract (“ICE Contract”) which was terminated during fiscal year 2022 having produced $201 thousand in net revenue during the three months ended June 30, 2022. In addition, services revenue from a long-term customer was temporarily impacted as billable development resources were by agreement redirected to non-billable product development to broaden the range of use cases for which the technology could be used by that customer. That development phase has now been concluded and the resources have reverted to billable services. In Q3 of 2022 we entered into a technical services agreement with our go-to-market partner for the criminal justice sector. Under that agreement we receive non-refundable revenue advances and our revenue does not reflect $750 thousand of advance revenue received in the quarter under that agreement, bringing the total sum so received but not yet recognizable as revenue to $2,698,898.
Cost of Services
The cost of services provided (“COS”) decreased by $144 thousand or 41.43% for Q2 2023, compared to Q2 2022. The decrease over the comparison periods was partly driven by costs related to servicing requirements from the ICE Contract which were $78 thousand (including vendor and other miscellaneous costs as well as direct labor costs) for the three months ended June 30, 2022, versus $0 during the three months ended June 30, 2023 as a consequence of the ICE Contract terminating in 2022.

After adjusting the COS for ICE Contract related costs, COS reduced by $66 thousand for Q2 2023, compared to Q2 2022, despite onboarding 23 new enterprise customers YTD, which is a result of the efficiencies and high margins inherent in the Orchestration Layer as a SaaS platform.
Research and Development
A decrease in R&D expense was driven by a reduction in the Company’s dedicated R&D team from 64 FTE for the three months ended June 30, 2022 to 49 FTE for the three months ended June 30, 2023 with the savings temporarily offset by an average 30% increase in outsourced software development billing rates in January 2023. This reduction in dedicated R&D staff was facilitated in part by the reduced demands upon the software development team from the low implementation requirements of Orchestration Layer customers. In response to the increase in outsourcing costs, the Company has accelerated the transition of outsourced tasks to internal team members and anticipates additional savings being reflected in future quarters.
Selling, General, and Administrative Expenses
Selling, general, and administrative expenses (“SG&A”) decreased by $655 thousand, or 25.87%, for Q2 2023, compared to Q2 2022. The decrease in SG&A expense was driven mostly by the reductions in global headcount and associated overhead. Salaries, bonus and stock-based compensation, related payroll costs, and sales commissions reduced by $553 thousand for the three months ended June 30, 2023 compared to the three months ended June 30, 2022.
Other notable reductions in SG&A for the three months ended June 30, 2023 included a $291 thousand combined reduction due to decreases in corporate travel, management consulting and training fees, rent expense, marketing expense, and subscription fees as result of the company's non-personnel cost cutting initiatives, offset in part by various increases including $188 thousand for legal and professional services including expenses related to the Company’s status as a Nasdaq listed, SEC-reporting entity, headhunting fees for the recruitment of the Orchestration Layer sales leadership and lobbying expenses.

Operating Loss
Operating loss decreased by $556 thousand or 18.91% for Q2 2023, compared to Q2 2022 primarily due to a $803 thousand or 22.02% reduction in operating expenses as a result of cost cutting measures offset by a decrease in net revenue of $247 thousand or 34.94% chiefly due to the termination of the ICE contract.
Net Loss
Net loss decreased by $752 thousand to $2.17 million, or $0.32 per basic and diluted share, for Q2 2023, compared to a net loss of $2.92 million, or $0.63 per basic and diluted share, for Q2 2022.
Liquidity and Capital Resources
As of June 30, 2023, and December 31, 2022, we had approximately $5.04 million and $1.25 million cash in our banking accounts, respectively. Total stockholders’ equity was $3.48 million as of June 30, 2023, compared to $625 thousand as of December 31, 2022. As previously announced, the Company completed a registered direct offering in April 2023 and June 2023 for gross proceeds of $7.47 million.
A copy of the Company’s year-end report on Form 10-Q for the six months ended June 30, 2023, has been filed with the Securities and Exchange Commission and posted on the Company’s website at https://investors.truststamp.ai/sec-filings/.
About Trust Stamp
Trust Stamp, the Privacy-First Identity Company ™, is a global provider of AI-powered identity services for use in multiple sectors, including banking and finance, regulatory compliance, government, real estate, communications, and humanitarian services. Its technology empowers organizations with advanced biometric identity solutions that reduce fraud, protect personal data privacy, increase operational efficiency, and reach a broader base of users worldwide through its unique data transformation and comparison capabilities.
Located in seven countries across North America, Europe, Asia, and Africa, Trust Stamp trades on the Nasdaq Capital Market (Nasdaq: IDAI). The Company was founded in 2016 by Gareth Genner and Andrew Gowasack.
Safe Harbor Statement: Caution Concerning Forward-Looking Remarks
All statements in this release that are not based on historical fact are “forward-looking statements,” including within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The information in this announcement may contain forward-looking statements and information related to, among other things, the Company, its business plan and strategy, and its industry. These statements reflect management’s current views with respect to future events-based information currently available and are subject to risks and uncertainties that could cause the Company’s actual results to differ materially from those contained in the forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The Company does not undertake any obligation to revise or update these forward-looking statements to reflect events or circumstances after such date or to reflect the occurrence of unanticipated events.

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